               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   WALKER  CHRISTOPHER
   (Last)    (First)    (Middle)

   192 MILLER PARK AVENUE
   (Street)

   BRADFORD, ONTARIO L2Z 2K3
   (City)  (State)  (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   11/12/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Issuer Name and Ticker or Trading Symbol

   OFFICELAND INC. (OFLDF)

5. Relationship of Reporting Person to Issuer(s) (Check all applicable)

   / / Director                            / / 10% Owner
   /x/ Officer (give title below)          / / Other (specify below)

       VICE PRESIDENT FINANCE

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Reporting (Check applicable line)

   / / Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see instruction
  5(b)(v).

            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
                                     Owned          (I)            Ownership
1. Title of Security (Instr. 4)      (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------
COMMON SHARE, NO PAR VALUE           139,333           D

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------
1. EMPLOYEE STOCK OPTIONS (1996)                   #        10/1/2002                    COMMON SHARE                     16,724
2. EMPLOYEE STOCK OPTIONS (1997)                   #        10/1/2003                    COMMON SHARE                     22,852

                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or         Indirect
                                                   Price of       Indirect       Beneficial
1. Title of Derivative                             Derivative     (I)            Ownership
   Security (Instr. 4)                             Security       (Instr. 5)     (Instr. 5)
----------------------------------------------  -------------  -------------  --------------
1. EMPLOYEE STOCK OPTIONS (1996)                    $0.40            D
2. EMPLOYEE STOCK OPTIONS (1997)                    $3.00            D

Explanation of Responses:

# VESTED AND EXERCISABLE IMMEDIATELY


          CHRISTOPHER WALKER                   December 21, 1998
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).